[GRAPHIC OMITTED]      Silicon Valley Bank


                           Amendment to Loan Agreement

Borrower:                  Advanced Photonix, Inc.
Address:                   1240 Avenida Acaso
                           Camarillo, California  93012

Dated as of:               July 15, 1997



         THIS AMENDMENT TO LOAN AGREEMENT is entered into between SILICON VALLEY BANK ("Silicon") and the borrower named above (the "Borrower").

The Parties agree to amend the Loan and Security Agreement between them dated September 6, 1995, as amended by that Amendment to Loan Agreement dated September 6, 1996 (as so amended and as otherwise amended from time to time, the "Loan Agreement") as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Agreement, shall have the meanings set forth in the Loan Agreement.)

     1. Amended Schedule. The Schedule to Loan and Security Agreement is hereby amended in its entirety and replaced with the Amended Schedule to Loan and Security Agreement attached hereto.

     2. Amended Section 4.5. Section 4.5 of the Loan Agreement is hereby amended in its entirety to read as follows:

         "4.5 Access to Collateral, Books and Records. At all reasonable times, and upon one business day notice, Silicon, or its agents, shall have the right to inspect the Collateral, and the right to audit and copy the Borrower's accounting books and records and Borrower's books and records relating to the Collateral. Silicon shall take reasonable steps to keep confidential all information obtained in any such inspection or audit, but Silicon shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The foregoing audits shall be at Silicon's expense, except that the Borrower shall reimburse Silicon for its reasonable out of pocket costs for semi-annual accounts receivable audits by Silicon, its agents, or third parties retained by Silicon (the "Borrower's Reimbursement Obligation"), and Silicon may debit Borrower's deposit accounts with Silicon for the cost of such semi-annual accounts receivable audits (in which event Silicon shall send notification thereof to the

         Borrower) *. Notwithstanding the foregoing, after the occurrence of an Event of Default all audits shall be at the Borrower's expense.

         * , provided, however, that after the performance of the first audit after September 6, 1996 which will be subject to Borrower's
         Reimbursement Obligation, if the Loans outstanding do not exceed $200,000 the Borrower's Reimbursement Obligation shall not apply as long as the amount of such Loans does not exceed $200,000. Borrower agrees to provide Silicon with 30 days prior written notice of its intent to borrow more than $200,000 so that an audit may be conducted (a "Borrowing Audit") and such audit shall be subject to the Reimbursement Obligation"

     3. Fee. Borrower shall concurrently herewith pay a fee to Silicon in the amount of $5,250, which shall be in addition to all interest and all other amounts payable hereunder, and which shall not be refundable.

     4. Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct.

     5r. General Provisions. This Extension Agreement, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and the Borrower, and the other written documents and agreements between Silicon and the Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersede all prior discussions, representations, agreements and understandings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, as so amended, and all other documents and agreements between Silicon and the Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

   Borrower:                                           Silicon:

ADVANCED PHOTONIX, INC.                           SILICON VALLEY BANK


By   /s/Harry Melkonian                           By  Karl R. Brier
     ------------------                               -------------
    President or Vice President
                                                  Title  Vice President
                                                         --------------

By  /s/P. J. Holmes
    -------------------
    Secretary or Ass't Secretary

 [GRAPHIC OMITTED]      SILICON VALLEY BANK
                                                        Schedule to

                                                Loan and Security Agreement

Borrower:                  Advanced Photonix, Inc.
Address:                   1240 Avenida Acaso
                           Camarillo, California  93012

Dated:                     July 15, 1997

         THIS  SCHEDULE is an integral  part of the Loan and Security  Agreement
between  Silicon  Valley  Bank   ("Silicon")   and  the   above-named   borrower
("Borrower") of even date.

Credit Limit
     (Section 1.1): An amount not to exceed the lesser of: (i) $1,000,000 at any one time outstanding; or (ii) 75% * of the Net Amount of Borrower's accounts, which Silicon in its discretion deems eligible for borrowing. "Net Amount" of an account means the gross amount of the account, minus all applicable sales, use, excise and other similar taxes and minus all discounts, credits and allowances of any nature granted or claimed.
          * (provided that on and after a Borrowing Audit (as defined in Section
          4.5 of the Loan Agreement), this percentage may be modified in the reasonable discretion of Silicon based on the results of any such audit)
          Without limiting the fact that the determination of which accounts are eligible for borrowing is a matter of Silicon's discretion, the following will not be deemed eligible for borrowing: accounts outstanding for more than 90 days from the invoice date, accounts subject to any contingencies, accounts owing from the United States or any department, agency or instrumentality of the United States or any state, city or municipality, accounts owing from an account debtor outside the United States (unless pre- approved by Silicon in its discretion, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), accounts owing from one account debtor to the extent they exceed 25% of the total eligible accounts outstanding, accounts owing from an affiliate of Borrower, and accounts owing from an account debtor to whom Borrower is or may be liable for goods purchased from such account debtor or otherwise. In addition, if more than 50% of the accounts owing from an account debtor are outstanding more than 90 days from the invoice date or are otherwise not eligible accounts, then all accounts owing from that account debtor will be deemed ineligible for borrowing.

Letter of Credit Sublimit
          Silicon, in its reasonable discretion, will from time to time during the term of this Agreement issue letters of credit for the account of the Borrower ("Letters of Credit"), in an aggregate amount at any one time outstanding not to exceed $100,000, upon the request of the Borrower, provided that, on the date the Letters of Credit are to be issued, Borrower has available to it Loans in an amount equal to or greater than the face amount of the Letters of Credit to be issued. Prior to the issuance of any Letters of Credit, Borrower shall execute and deliver to Silicon Applications for Letters of Credit and such other documentation as Silicon shall specify (the "Letter of Credit Documentation"). Fees for the Letters of Credit shall be as provided in the Letter of Credit Documentation. Letters of Credit may have a maturity date up to twelve months beyond the Maturity Date in effect from time to time, provided that if on the Maturity Date, or on any earlier effective date of termination, there are any outstanding letters of credit issued by Silicon or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Silicon, then on such date Borrower shall provide to Silicon cash collateral in an amount equal to the face amount of all such letters of credit plus all interest, fees and costs due or to become due in connection therewith, to secure all of the Obligations relating to said letters of credit, pursuant to Silicon's then standard form cash pledge agreement.
          The Credit Limit set forth above and the Loans available under this Agreement at any time shall be reduced by the face amount of Letters of Credit from time to time outstanding.

Interest Rate (Section 1.2):
          A rate equal to the "Prime Rate" in effect from time to time, plus 1.25% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. "Prime Rate" means the rate announced from time to time by Silicon as its "prime rate;" it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Loan Origination Fee
(Section 1.3):                          See Amendment to Loan Agreement.

Maturity Date
(Section 5.1):                          July 15, 1998

Prior Names of Borrower
(Section 3.2):                          Xsirius Photonix, Inc.

Trade Names of Borrower
(Section 3.2):                          None

Other Locations and Addresses
(Section 3.3):                          None

Material Adverse Litigation
(Section 3.10):                         None

Negative Covenants-Exceptions
(Section 4.6):
          Without Silicon's prior written consent, Borrower may do the following, provided that, after giving effect thereto, no Event of Default has occurred and no event has occurred which, with notice or passage of time or both, would constitute an Event of Default, and provided that the following are done in compliance with all applicable laws, rules and regulations: (i) repurchase shares of Borrower's stock pursuant to any employee stock purchase or benefit plan, provided that the total amount paid by Borrower for such stock does not exceed $100,000 in any fiscal year.

Financial Covenants
(Section 4.1):
          Borrower shall comply with all of the following covenants beginning with the period ending March 30, 1997 (and shall be deemed amended as of such date). Compliance shall be determined as of the end of each fiscal month, except as otherwise specifically provided below:

Quick Asset Ratio:
          Borrower   shall  maintain  a  ratio  of  "Quick  Assets"  to  current liabilities of not less than 1.50 to 1.

Tangible Net Worth:
          Borrower shall maintain a tangible net worth of not less than $3,250,000 plus 50% of Borrower's net profits (after taxes) for each quarter (without deduction for losses) after the date hereof plus 80% of the net proceeds that the Borrower receives from equity financing transactions that are consummated after the date hereof.

Debt to Tangible
Net Worth Ratio:
          Borrower shall maintain a ratio of total liabilities to tangible net worth of not more than 0.75 to 1.

Profitability
          For fiscal year starting April 1996, Borrower shall not incur a loss (after taxes), on a cumulative basis, in excess of $2,000,000; and for the fiscal year starting April 1997, Borrower shall not incur a loss (after taxes), on a cumulative basis, in excess of $1,000,000

Definitions:
          "Current assets," and "current liabilities" shall have the meanings ascribed to them in accordance with generally accepted accounting principles.
          "Tangible net worth" means the excess of total assets over total liabilities, determined in accordance with generally accepted accounting principles, excluding however all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licences and franchises.
          "Quick Assets" means cash on hand or on deposit in banks, readily marketable securities issued by the United States, readily marketable commercial paper rated "A-1" by Standard & Poor's Corporation (or a similar rating by a similar rating organization), certificates of deposit and banker's acceptances, and accounts receivable (net of allowance for doubtful accounts).

Subordinated Debt:
          "Liabilities" for purposes of the foregoing covenants do not include indebtedness which is subordinated to the indebtedness to Silicon under a subordination agreement in form specified by Silicon or by language in the instrument evidencing the indebtedness which is acceptable to Silicon.

Other Covenants
(Section 4.1):
          Borrower shall at all times comply with all of the following additional covenants:
          1. Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon.
          2. Monthly Borrowing Base Certificate and Listing. When any Loans or Obligations relating thereto are outstanding, within 20 days after the end of each month, Borrower shall provide Silicon with a Borrowing Base Certificate in such form as Silicon shall specify, and an aged listing of Borrower's accounts receivable and accounts payable. At all other times, within 20 days after the end of each quarter, Borrower shall provide Silicon with a Borrowing Base Certificate in such form as Silicon shall specify, and an aged listing of Borrower's accounts receivable and accounts payable 3. Indebtedness. Without limiting any of the foregoing terms or provisions of this Agreement, Borrower shall not in the future incur indebtedness for borrowed money, except for (i) indebtedness to Silicon, and (ii) indebtedness incurred in the future for the purchase price of or lease of equipment in an aggregate amount not exceeding $750,000 at any time outstanding.
          3. Update. At such time that the Borrower requests Loans such that the Obligations outstanding hereunder shall exceed $200,000, Borrower shall supply an update to Silicon of the intellectual property portion of the representations and warranties form Borrower has previously supplied to Silicon in order to allow Silicon to prepare such supplemental security agreements and take such additional actions as Silicon deems necessary or advisable in order to perfect its security interest in such items of Borrower's intellectual property not already subject to Silicon's perfected security interest.

Borrower:

ADVANCED PHOTONIX, INC.


By  /s/Harry Melkonian
President or Vice President

By  /s/P. J. Holmes
Secretary or Ass't Secretary

Silicon:

SILICON VALLEY BANK


By  /s/Karl R. Brier
Title  Vice President